Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Trustees Lexington Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-157860, 333-208755, and 333-223257) on Form S-3 and registration statement (No. 333-223399) on Form S-8 of Lexington Realty Trust of our report dated February 28, 2017, except for the first paragraph of New Accounting Standards Adopted in 2018 in Note 2, as to which the date is March 12, 2019, with respect to the consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for Lexington Realty Trust and subsidiaries for the year ended December 31, 2016, and financial statement schedule III for the year ended December 31, 2016, which report appears in the December 31, 2018 annual report on Form 10-K of Lexington Realty Trust.
Our report refers to changes in the method of accounting for how certain cash receipts and cash payments, as well as restricted cash, are presented and classified in the consolidated statement of cash flows.

(signed) KPMG LLP New York, New York March 12, 2019